Vail Banks, Inc.

News Release

For Immediate Release	Contacts:
February 26, 2001	Lisa M. Dillon	Peter G. Williston
	President	Sr. Executive Vice President/CFO
	ldillon@weststarbank.com	pwilliston@weststarbank.com
	970-476-2002	970-328-9711

COMPLETION OF TRUST PREFERRED OFFERING
AND
INITIATION OF STOCK REPURCHASE PROGRAM

Vail, Colorado: Vail Banks, Inc. (NASDAQ: VAIL) announced today the completion of an offering of $16,500,000 of 10.20% trust preferred securities due 2031 through a pooled transaction with First Tennessee Capital Corporation. The Company also announced that it has approved a stock repurchase program authorizing the Company to repurchase up to $6.6 million of common stock over the next twelve months. This represents approximately 10% of the outstanding shares of the Company. In addition to funding the stock repurchase program, the proceeds from the offering will be used to increase the capital at Vail Banks banking subsidiary, WestStar Bank and for general corporate purposes.

"We continue to believe that the common stock of Vail Banks, Inc. represents a compelling investment opportunity," commented E. B. Chester, Jr., Chairman of Vail Banks. "This offering allows us to improve shareholder value through a stock repurchase, while at the same time enhancing our well capitalized status at both Vail Banks, Inc. and WestStar Bank."

Vail Banks plans to repurchase from time to time, and depending on market conditions, shares of common stock in the open market at prevailing market prices by block purchase or through other broker-dealer transactions.

Vail Banks, through its subsidiary WestStar Bank, has 27 banking offices and 26 ATMs in twenty communities in Colorado, including Aspen, Avon, Breckenridge, Cedaredge, Delta, Denver, Dillon, Eagle, Edwards, Estes Park, Frisco, Glenwood Springs, Granby, Grand Lake, Gypsum, Montrose, New Castle, Norwood, Telluride and Vail. It gathers 68% of its deposits from the communities where it has number one or two market share.

Vail Banks warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of risks and uncertainties that could cause actual results to differ materially from any such statements, including the risks and uncertainties discussed in the Company's Form 10-K for the year ended December 31, 1999 under the caption "Certain Factors Affecting Forward Looking Statements," which discussion is incorporated herein by reference.